Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

June 12, 2024

Summit Midstream Corporation

910 Louisiana Street, Suite 4200

Houston, Texas 77002

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special legal counsel to Summit Midstream Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4, which includes the Proxy Statement/Prospectus, originally filed with the Securities and Exchange Commission (the “Commission”) on May 31, 2024 (File No. 333-279903), under the Securities Act of 1933, as amended (the “Act”) (as such registration statement is amended or supplemented, the “Registration Statement”) of (i) up to 10,648,685 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and (ii) up to 65,508 shares of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), that are to be issued in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of May 31, 2024, by and among Summit Midstream Corporation, Summit SMC NewCo, LLC, Summit Midstream Partners, LP and Summit Midstream GP, LLC (the “Merger Agreement”). Such shares of Common Stock and Series A Preferred Stock, when issued in accordance with the Merger Agreement, are referred to herein as the “Shares.”

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Merger Agreement attached to the Registration Statement as Annex A and filed as Exhibit 2.8 to the Registration Statement, (ii) the Certificate of Incorporation of the Company filed as Exhibit 3.1 to the Registration Statement, (iii) the Bylaws of the Company filed as Exhibit 3.2 to the Registration Statement, (iv) the Amended and Restated Certificate of Incorporation (the “Charter”) of the Company in the form filed as Exhibit 3.3 to the Registration Statement and to be filed with the Secretary of State of the State of Delaware (the “Secretary”) prior to the issuance of the Shares, (v) the Certificate of Designation of the Series A Preferred Stock (the “Certificate of Designation”) in the form filed as Exhibit 3.4 to the Registration Statement, (vi) the Amended and Restated Bylaws (the “Bylaws”) of the Company in the form filed as Exhibit 3.5 to the Registration Statement, (vii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares and (viii) the Registration Statement.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto (other than the Company) and the due authorization, execution and delivery of all documents by the parties thereto (other than the Company). As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

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Summit Midstream Corporation June 12, 2024 Page 2

Based upon and subject to the assumptions, qualifications and limitations identified in this opinion, we are of the opinion that:

1. when the Charter is duly filed with the Secretary, the Common Stock will be duly authorized, and, when the Registration Statement becomes effective under the Act and the Common Stock is issued in accordance with the Merger Agreement, the Common Stock will be validly issued, fully paid and nonassessable; and

2. when the Certificate of Designation is duly filed with the Secretary, the Series A Preferred Stock will be duly authorized, and, when the Registration Statement becomes effective under the Act and the Series A Preferred Stock is issued in accordance with the Merger Agreement, the Series A Preferred Stock will be validly issued, fully paid and nonassessable.

Our advice on every legal issue addressed in this opinion is based exclusively on the General Corporation Law of the State of Delaware.

For purposes of rendering our opinions expressed above, we have assumed that (i) the Registration Statement remains effective during the offer and sale of the Shares, (ii) the holders of Common Units (as defined in the Registration Statement) will have approved the Merger Agreement, (iii) the other conditions to consummating the transactions contemplated by the Merger Agreement will have been satisfied or duly waived, (iv) at the time of the issuance, sale and delivery of each Share (x) there will not have occurred any change in law affecting the validity, legally binding character or enforceability of such Share and (y) the issuance, sale and delivery of such Share, the terms of such Share and compliance by the Company with the terms of such Share will not violate any applicable law, any agreement or instrument then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Summit Midstream Corporation June 12, 2024 Page 3

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act of the rules and regulations of the Commission.

Sincerely,

/s/ Kirkland & Ellis LLP
KIRKLAND & ELLIS LLP